United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2013

Black Diamond, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24277 (Commission File Number)	58-1972600 (IRS Employer Identification Number)

2084 East 3900 South, Salt Lake City, Utah (Address of principal executive offices)	84124 (Zip Code)

Registrant’s telephone number, including area code: (801) 278-5552

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)  Effective as of November 1, 2013, Mr. Aaron Kuehne was appointed to serve as the Company’s Chief Financial Officer. Mr. Kuehne, who is 35 years of age, was serving as the Company’s interim Chief Financial Officer since March 15, 2013, in addition to serving as its Vice President of Finance, principal financial officer and principal accounting officer. Before joining the Company in September 2010, Mr. Kuehne served as the Corporate Controller of Certiport from August 2009 to September 2010. From July 2004 to August 2009, Mr. Kuehne served in various capacities with KPMG LLC, most recently as Audit Manager. Mr. Kuehne graduated with a Bachelor of Arts degree in Accounting from University of Utah – David Eccles School of Business in 2002 and with a M.B.A. degree from University of Utah – David Eccles School of Business in 2004. He has also been a Certified Public Accountant since 2005.  Mr. Kuehne has no family relationships with any other director or executive officer of the Company. In connection with Mr. Kuehene’s appointment as Chief Financial Officer the Company will increase Mr. Kuehne’s salary to $210,000 per year effective as of January 1, 2014, and will award to him on November 8, 2013, stock options under the Company’s 2005 Stock Incentive Plan to purchase 25,000 shares of the Company’s common stock at an exercise price of $10.40 per share. Mr. Kuehne’s employment with the Company is at will.

Item 9.01.            Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
99.1	Press Release dated November 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2013

BLACK DIAMOND, INC.

By: /s/ Peter R. Metcalf Name: Peter R. Metcalf Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated November 4, 2013.